Exhibit 23.1

CONSENT OF WARREN AVERETT, LLC

Independent Registered Certified Public Accountants

We hereby consent to the incorporation by reference in the Registration Statements of I.D. Systems, Inc. on Form S-8 (Nos. 333-87973, 333-134142, 333-134138, 333-144709, 333-185084, 333-185085 and 333-206080) and on Form S-3 (Nos. 333-116144, 333-187644 and 333-217968) of our report dated October 3, 2017 relating to the financial statements of Keytroller, LLC (the “Company”) for the interim periods ended March 31, 2017 and 2016, and of our report dated July 28, 2017 relating to the financial statements of the Company for the year ended December 31, 2016 which reports appear in this Current Report on Form 8-K/A of I.D. Systems, Inc.

/s/ Warren Averett, LLC
Warren Averett, LLC
Tampa, Florida
October 13, 2017